Exhibit 99.1

Information Relating to Part II, Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses, other than underwriting discounts and commissions, incurred or expected to be incurred by Horsehead Holding Corp. (the “Company”) in connection with the offering and sale of 5,750,000 shares of the Company’s common stock, par value $0.01 per share, pursuant to the Company’s effective registration statement on Form S-3 (Registration No. 333-191441), as supplemented by a preliminary prospectus supplement dated January 20, 2015 and a final prospectus supplement dated January 22, 2015. All expenses are estimates.

Printing expense	$25,000
Accounting fees and expense	100,000
Legal fees and expense	250,000
Miscellaneous expenses	75,000

Total	$450,000